THE AARON’S COMPANY, INC.
COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
Amended and Restated Effective May 5, 2021
1.    Purpose and General Provisions.
1.1    Establishment of Plan. The Aaron’s Company, Inc., a Georgia corporation hereby amends and restates this Compensation Plan for Non-Employee Directors, effective as of May 5, 2021.
1.2    Purpose. The purpose of the Plan is to attract and retain highly-qualified individuals who are not employed by the Company or any of its subsidiaries or affiliates to serve on the Company’s Board of Directors and to provide such directors with rewards that motivate superior oversight and protection of the Company’s business. This Plan aligns the interests of the non-employee directors with the long-term interests of the Company’s shareholders by providing that a significant part of such directors’ compensation is directly linked to the value of the Company’s common stock.
2.    Definitions.
“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
“Annual Retainer” means the annual fee payable by the Company to a Non-Employee Director with respect to his or her service as a member of the Board as in effect from time to time and as indicated in the attached Appendix I.
“Audit Committee” means the Audit Committee of the Board.
“Board” means the Board of Directors of the Company, as constituted from time to time.
“Chair” means a Non-Employee Director occupying the seat of authority with respect to the Board or a Committee.
“Chair Annual Retainer” or “Chair Quarterly Retainer” means the annual or quarterly fee payable by the Company to a Chair with respect to his or her service as a Chair as in effect from time to time and as indicated in the attached Appendix I.
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Committee” means a standing committee of the Board.
“Committee Chair” means the Non-Employee Director serving as the Chair of a Committee.

“Common Stock” means the “Common Stock” of the Company as defined in the Equity and Incentive Plan.
“Company” means The Aaron’s Company, Inc., a Georgia corporation, including its successors and assigns.
“Compensation Committee” means the Compensation Committee of the Board.
“Effective Date” shall mean May 5, 2021.
“Equity and Incentive Plan” means The Aaron’s Company, Inc. 2020 Equity and Incentive Plan, as it may be amended from time to time.
“Fair Market Value” means “Fair Market Value” as defined in the Equity and Incentive Plan.
“Lead Director” means a Non-Employee Director occupying the seat of authority with respect to the Board.
“Lead Director Annual Retainer” or “Lead Director Quarterly Retainer” means the annual or quarterly fee payable by the Company to a Lead Director with respect to his or her service as a Lead Director as in effect from time to time and as indicated in the attached Appendix I.
“Nominating and Corporate Governance Committee” means the Nominating and Corporate Governance Committee of the Board.
“Non-Employee Director” means a member of the Board who is not an officer or employee of the Company or any of its subsidiaries or Affiliates.
“Plan” means The Aaron’s Company, Inc. Compensation Plan for Non-Employee Directors, as set forth herein, as it may be amended from time to time.
“Quarterly Payment Dates” has the meaning set forth in Section 5.2 of this Plan.
“Quarterly Retainer” means the quarterly fee payable by the Company to a Non- Employee Director with respect to his or her service as a member of the Board as in effect from time to time and as indicated in the attached Appendix I.
“RSU” has the meaning set forth in the Equity and Incentive Plan.
“Section 409A” means Section 409A of the Code and all authoritative interpretive guidance issued thereunder.
3.    Administration. This Plan shall be administered by the Compensation Committee which shall have the authority to construe and interpret this Plan, prescribe, amend and rescind rules relating to this Plan’s administration and take any other actions necessary or desirable for the administration of this Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in this Plan. The decisions of the Compensation Committee shall be final and binding on all persons. All expenses of administering this Plan shall be borne by the Company.
4.    Eligibility. Each Non-Employee Director shall be eligible to receive the compensation provided hereunder. For the avoidance of doubt, directors who are also employees of the Company or any of its subsidiaries or affiliates do not receive additional compensation for service as a director and shall not be eligible to participate in this Plan.
5.    Non-Employee Director Compensation.
5.1    Annual Retainers.
(a)    Each Non-Employee Director who is elected or appointed to the Board shall receive an Annual Retainer (or Chair Annual Retainer, or Lead Director Annual Retainer, if any) for each year of the Board term that commences on election or appointment at such meeting. The amount of the Annual Retainer shall be determined by the Board from time to time and be set forth in the attached Appendix I. The amount of a Chair Annual Retainer or Lead Director Annual Retainer (if any) may be different from the Annual Retainers for other Non-Employee Directors, as determined by the Board from time to time.
(b)    Annual Retainers (including, for purposes of this Section 5.1, Chair Annual Retainers, or Lead Director Annual Retainers, if any) shall be paid as set forth in the attached Appendix I. To the extent any Annual Retainers are payable in shares of Common Stock of the Company, the number of shares of Common Stock paid shall be determined by dividing the dollar amount of the Annual Retainer(s) by the Fair Market Value of a share of the Common Stock on the business day immediately preceding the payment date, rounded down to the nearest whole share. The vesting schedule(s) for such Annual Retainer(s) shall also be set forth in the attached Appendix I.
5.2    Quarterly Retainers.
(a)    Each Non-Employee Director who is elected or appointed to the Board at an annual meeting of shareholders shall receive a Quarterly Retainer for each calendar quarter in which he or she serves on the Board. The amount of the Quarterly Retainer shall be determined by the Board from time to time as set forth in the attached Appendix I.
(b)    Each Non-Employee Director who is appointed as a Chair or a Lead Director shall receive a Chair Quarterly Retainer or Lead Director Quarterly Retainer, as applicable, for each calendar quarter in which he or she serves on the Board in such capacity. The amount of a Chair Quarterly Retainer or Lead Director Quarterly Retainer, as applicable, may be different from the Quarterly Retainers for other Non-Employee Directors, as determined by the Board from time to time.

(c)    Except as otherwise provided herein, each Quarterly Retainer (including each Chair Quarterly Retainer or Lead Director Quarterly Retainer, as applicable) shall be paid in cash, in arrears, on the 10th business day after the end of each calendar quarter (“Quarterly Payment Dates”).
(d)    Each Non-Employee Director may elect to have the Company pay all or a portion of his or her Quarterly Retainer(s) (and any Chair Quarterly Retainer or Lead Director Quarterly Retainer, as applicable), in Common Stock, in lieu of cash by submitting the form of election as set forth in the attached Appendix II. The number of shares of Common Stock paid to each electing Non-Employee Director shall be determined by dividing the dollar amount of the Quarterly Retainer(s) (and/or any Chair Quarterly Retainer or Lead Director Quarterly Retainer, as applicable) by the Fair Market Value of a share of Common Stock on the business day immediately preceding the Quarterly Payment Date, rounded down to the nearest whole share, and shall be paid/issued on the same schedule as Quarterly Retainers (and any Chair Quarterly Retainer or Lead Director Quarterly Retainer, as applicable) paid in cash. Any election by a Non-Employee Director to receive or not receive his or her Quarterly Retainer(s) in Common Stock must be made prior to the quarter for which cash payment or Common Stock issuance is desired, or as may be determined by the Compensation Committee from time to time. Any election must comply with all rules established from time to time by the Board, including any insider trading policy or other similar policy. Notwithstanding the foregoing, if any Non-Employee Director ceases to serve on the Board prior to the Quarterly Payment Date for any calendar quarter, each Quarterly Retainer (and each Chair Quarterly Retainer or Lead Director Quarterly Retainer, as applicable) payable to such Non-Employee Director for such calendar quarter shall be paid in cash (regardless of any election made by such Non-Employee Director in accordance with this Section 5.2(d)).
6.    Equity Compensation. Grants of equity awards set forth in this Plan shall be made under the Equity and Incentive Plan as in effect from time to time, subject to all of the applicable terms and conditions thereof, and only to the extent that shares of Common Stock remain available for issuance under the Equity and Incentive Plan. This Plan does not constitute a separate source of Common Stock for the payment of equity compensation hereunder. The terms of the Equity and Incentive Plan are fully incorporated into this Plan with respect to any equity compensation paid hereunder. In the event of any inconsistency between the Equity and Incentive Plan and this Plan with respect to equity compensation, the terms of the Equity and Incentive Plan shall control. Common Stock issued pursuant to this Plan either (i) in lieu of all or a portion of a Non-Employee Director’s Quarterly Retainer pursuant to Section 5.2(d) of this Plan or (ii) in settlement of any RSUs granted to a Non-Employee Director that have vested as set forth in Appendix I shall be fully vested and unrestricted shares of Common Stock.
7.    Total Compensation Limit. Notwithstanding any other provisions of this Plan, in no event shall the aggregate dollar value of: (i) the Annual Retainer; (ii) all Quarterly Retainers; (iii) all Chair Quarterly Retainers; and (iv) any other form of cash compensation, and/or other grants of RSUs or other types of equity made under the Equity and Incentive Plan or otherwise, received by any Non-Employee Director in any fiscal year of the Company exceed Seven Hundred Fifty Thousand Dollars ($750,000). For such purposes, the value of equity and equity-

based awards shall be measured as of the date of grant based on the grant date fair value for financial reporting purposes. Reimbursement of expenses incurred by Non-Employee Directors in connection with carrying out their duties as a Non- Employee Director of the Company shall not be included in the determination of whether the compensation earned by any Non-Employee Director exceeds the aforementioned limit on Non- Employee Director compensation.
8.    General Provisions.
8.1    Pro-Rata Payments. A Non-Employee Director who is appointed or elected to the Board after the annual meeting of shareholders shall receive a pro-rated portion of the Annual Retainer and Quarterly Retainer for the Board term based on the number of complete days of the calendar year and calendar quarter during which the Non-Employee Director serves as a member of the Board, unless otherwise determined by the Board.
8.2    No Fractional Shares of Common Stock. Notwithstanding any provision herein to the contrary, in no case shall any fractional shares of Common Stock be issued pursuant to this Plan. To the extent any fractional share of Common Stock would otherwise be issued pursuant to this Plan, such fractional share shall be rounded down to the nearest whole share.
8.3    Unfunded Obligations. The amounts to be paid to Non-Employee Directors under this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Non- Employee Directors shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
8.4    No Right to Continued Board Membership. Neither this Plan nor any compensation paid hereunder will confer on any Non-Employee Director the right to continue to serve as a member of the Board or in any other capacity.
8.5    Non-Assignment. Any and all rights of a Non-Employee Director respecting payments under this Plan may not be assigned, transferred, pledged or encumbered in any manner, other than by will or the laws of descent and distribution, and any attempt to do so shall be void.
8.6    Successors and Assigns. This Plan shall be binding on the Company and its successors and assigns.
8.7    Entire Plan. This Plan, together with the Equity and Incentive Plan, constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.
8.8    Compliance with Law. The obligations of the Company with respect to payments under this Plan are subject to compliance with all applicable laws and regulations.
8.9    Term of Plan. This Plan shall become effective on the Effective Date and will remain in effect until it is revised or terminated by further action of the Board.

8.10    Termination and Amendment. The Board may at any time amend, modify or terminate this Plan in whole or in part. Notwithstanding the foregoing, no amendment or termination of this Plan may impair the right of a Non-Employee Director to receive any amounts accrued hereunder prior to the effective date of such amendment or termination.
8.11    Applicable Law. The law of the State of Georgia shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.
8.12    Section 409A. This Plan is intended to comply with the requirements of Section 409A, to the extent applicable, and shall be interpreted accordingly. Notwithstanding the foregoing, the Company makes no representations or covenants that any compensation paid or awarded under this Plan will comply with Section 409A.
8.13    Withholding. To the extent required by applicable Federal, state or local law, a Non-Employee Director must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with this Plan.
8.14    Severability. If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.
8.15    Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of this Plan.
[Signature page follows]

IN WITNESS WHEREOF, this Plan is executed as of May 5, 2021, the date the Board approved this Plan, to be effective as of May 5, 2021.

THE AARON’S COMPANY, INC.

By: /s/ Rachel G. George
Name: Rachel G. George
Title: Executive Vice President, General Counsel, Corporate Secretary, and Chief Corporate Affairs Officer

Appendix I
The Aaron’s Company, Inc. Compensation Plan
for Non-Employee Directors
As Approved by the Board, Effective May 5, 2021

Description	Amount	Comment
Annual Retainer - RSU	$125,000
Each Annual Retainer will be in the form of RSUs, which will be granted on the date of the annual meeting of shareholders (the “Grant Date”) and, unless otherwise determined by the Board prior to the Grant Date in accordance with the Equity and Incentive Plan, will vest in full on the one-year anniversary of the Grant Date; provided, however, that the RSUs granted at the 2021 annual meeting of shareholders will vest in full on May 8, 2022. Vesting is generally subject to the Non-Employee Director’s continued service on the Board, but if the Non-Employee Director’s service on the Board terminates prior to the applicable vesting date, a pro rata portion of the RSUs shall vest upon the date of such termination. [1]

Quarterly Retainer - Cash	$18,750
Can make election to receive shares of fully vested Common Stock as set forth in Section 5.2(d) of the Plan. With respect to any Non-Employee Director who begins or ends her or his service on the Board after the beginning but prior to the end of a calendar quarter, the amount of the Quarterly Retainer paid to that Non-Employee Director for that calendar quarter shall be the product of: (1) the full amount of the Quarterly Retainer in effect at that time; multiplied by: (2) a fraction, the numerator of which shall be the number of days during that calendar quarter that she or he served as a Non-Employee Director, and the denominator of which shall be the total number of days in that calendar quarter.

1 New Non-Employee Directors who join the Board on a date other than the date of the annual meeting of shareholders will receive the full amount of the Annual Retainer (in RSUs) if they join the Board on a date that is less than seven months after the date of the most recent annual meeting of shareholders, and such RSUs will have an effective grant date of the date on which the Non-Employee Director joins the Board and shall vest (subject to continued Board service) on the first anniversary of the grant date; provided that if the Non-Employee Director’s service on the Board terminates prior to the applicable vesting date, a pro rata portion of the RSUs shall vest upon the date of such termination. The number of RSUs granted to any new Non-Employee Director who joins the Board on a date that is seven months or more after the date of the most recent annual meeting of shareholders will be determined by the Board in its discretion. Non-Employee Directors who will not serve on the Board following an annual meeting of shareholders will not receive the Annual Retainer granted on the date of such annual meeting of shareholders.

Compensation for Chairs & Lead Director

Description	Amount [2]	Comment
Board Chair - Quarterly Cash Retainer	$25,000
Amount is in addition to the quarterly cash retainer received by non-employee directors of $18,750 set forth above. Can make election to receive shares of fully vested Common Stock as set forth in Section 5.2(d) of the Plan.

Audit Committee Chair - Quarterly Cash Retainer	$6,250
Amount is in addition to the quarterly cash retainer received by non-employee directors of $18,750 set forth above. Can make election to receive shares of fully vested Common Stock as set forth in Section 5.2(d) of the Plan.

Compensation Committee Chair - Quarterly Cash Retainer	$3,750
Amount is in addition to the quarterly cash retainer received by non-employee directors of $18,750 set forth above. Can make election to receive shares of fully vested Common Stock as set forth in Section 5.2(d) of the Plan.

Nominating and Corporate Governance Committee Chair - Quarterly Cash Retainer	$2,500
Amount is in addition to the quarterly cash retainer received by non-employee directors of $18,750 set forth above. Can make election to receive shares of fully vested Common Stock as set forth in Section 5.2(d) of the Plan.

Lead Director – Quarterly Cash Retainer	$6,250	Amount is in addition to the quarterly cash retainer received by non-employee directors of $18,750 set forth above. Can make election to receive shares of fully vested Common Stock as set forth in Section 5.2(d) of the Plan.

2 Where a Non-Employee Director becomes the Chair of the Board or any Board Committee or Lead Director, or ceases serving in such capacity, after the beginning but prior to the end of a calendar quarter, the amount of the Chair Quarterly Retainer or Lead Director Quarterly Retainer (as applicable) paid to that Non-Employee Director for that calendar quarter shall be the product of: (1) the full amount of the Chair Quarterly Retainer or Lead Director Quarterly Retainer (as applicable) in effect at that time; multiplied by: (2) a fraction, the numerator of which shall be the number of days during that calendar quarter that the Non-Employee Director served as the Chair of the Board or such Board Committee or Lead Director (as applicable), and the denominator of which shall be the total number of days in that calendar quarter.

Appendix II
THE AARON’S COMPANY, INC. COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
Election to Receive Shares in Lieu of Cash
for quarterly retainers
To be effective for the [] term of the Board (“Board Term”), commencing January 1, [ ] and any future Board Term as provided below.
Election to Receive Shares
Pursuant to Section 5.2(d) of The Aaron’s Company, Inc. Compensation Plan for Non-Employee Directors (the “Plan”), I hereby elect to receive all or a portion of my Quarterly Retainers (and all or a portion of my Chair Quarterly Retainer or Lead Director Quarterly Retainer, as applicable) (collectively, “Cash Fees”) as further set forth below in shares of the Company’s common stock (“Shares”) in lieu of cash in accordance with this election and the Plan. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
Quarterly Retainer Election
I hereby elect to receive ____ % of the Quarterly Retainer(s) (and any Chair Quarterly Retainer or Lead Director Quarterly Retainer, as applicable) due to me on each Quarterly Payment Date in Shares having an equivalent value determined in accordance with Section 5.2(d) of the Plan.
Type of Shares Issued
Shares issued in lieu of Cash Fees shall be fully vested and unrestricted shares of the Company’s common stock issued pursuant to this Plan and The Aaron’s Company, Inc. 2020 Equity Incentive Plan (“Equity and Incentive Plan”), as in effect from time to time. Notwithstanding the foregoing, if there are not sufficient Shares available under the Equity and Incentive Plan for any reason, the Cash Fees will be paid in cash.
Number of Shares
The number of Shares paid shall be determined by dividing the dollar amount of the Cash Fees subject to the election by the Fair Market Value of a Share on the business day immediately preceding the payment date, rounded down to the nearest whole Share. Pursuant to Sections 5.2(d) and 8.2 of the Plan, the Company shall not issue any fractional Shares.
Duration of Election
I understand that this election will continue in effect (including future Board terms) until I timely submit a new election form modifying or revoking this election.

Withholding
I understand and agree that the Company may take such action as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments made pursuant to this Plan.
Acknowledgement
I acknowledge receipt of a copy of the Plan and acknowledge and agree that this election is made pursuant to the Plan and is subject to all of the terms and conditions thereof. If my service on the Board ceases prior to the Quarterly Payment Date for a calendar quarter, I acknowledge that the Cash Fees for such calendar quarter will be paid in cash in accordance with Section 5.2(d) of the Plan.
I acknowledge that the Shares issued to me are also subject to the applicable terms and conditions of the Equity and Incentive Plan as in effect from time to time and acknowledge receipt of a copy of the Equity and Incentive Plan.
Signature of Non-Employee Director:
Printed Name:
Date:
RETURN COMPLETED FORM TO:
Accepted by Plan Administrator:
Printed Name:
Date: